Exhibit 99.1

VIVUS, INC.

Moderator: Timothy E. Morris, SVP, CFO

February 25, 2013 – 4:30pm EST / 1:30pm PST

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS fourth quarter and year-end 2012 results call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Mr. Tim Morris. Sir, you may begin.

Tim Morris - VIVUS Inc - SVP Finance & CFO

Thank you, Kate.

Before we begin, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of the forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, potential, plan, predict, and should, among others. These forward looking statements are based on VIVUS’ current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, and investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2011, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

During the November 12 investor teleconference, and then in January 2013 during the JP Morgan healthcare conference, we provided an update on the actual number of Qsymia prescriptions dispensed for the rolling four-week periods ended November 23 and December 21, 2012. On today’s call, we will provide a similar update for the subsequent rolling four-week periods ending January 18 and February 15, 2013. In addition, as previously stated, we make no attempt to reconcile this information to data provided by a third-party prescription reporting services.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland Wilson  - VIVUS Inc - CEO

Thank you, Tim. Hello, and thank you for joining us today. With me on the call, along with Tim, are Peter Tam, our President and Michael Miller, our Chief Commercial Officer. The focus of today’s call is to provide an overview of the 2012 highlights and financial results, update you regarding the launch of Qsymia, and share our vision for how Qsymia will become successful in the near future.

2012 represented a landmark year for VIVUS, during which we earned FDA approval of two products:  Qsymia™, our unique combination of phentermine and extended release topiramate for obesity, and our Stendra™, our next generation PDE5 inhibitor for erectile dysfunction. We are proud of the entire team here at VIVUS for these tremendous accomplishments.

You may have seen a report last week in Bloomberg about a recent study published in JAMA. This study found among patients undergoing weight loss surgery, the cost of hospital stays due to complications exceeded the savings from obesity-related illnesses. The study’s lead author was quoted as saying, “… bariatric surgery isn’t going to be the answer to healthcare costs,” while Kenneth Thorpe, Chairman of Health Policy and

Management at Emory University’s Rolllins School of Public Health was quoted as saying, “We need more options to address issues around overweight and obesity that are less interventional and save money.”

Studies with findings of this nature are among the reasons we believe that current trends strongly favor a robust, largely untreated market for oral obesity medications such as Qsymia. It has been five months since we launched Qsymia, the first FDA-approved once daily oral medication that has been shown to achieve an average weight loss of 10% in obese patients. We continue to see steady growth in Qsymia prescriptions, prescribers, and patients as we work to build our position with thought-leaders.  We also continue to make progress with payers, and we’re work closely with the FDA to gain approval to expand our distribution outlets to include certified retail pharmacy.

Monetizing STENDRA through a regional commercialization alliances remains high on our priority list as well, and we are pleased that several key development milestones have been reached that will help accelerate this process.

Mike will now speak to the specifics of the Qsymia launch. Peter will provide an update of our REMS modification request with the FDA and the status of the cardiovascular outcomes trial study. Tim will then outline the financial results for the year end, and give an update on the STENDRA partnering efforts. Lastly, we’ll take your questions.

Now I’ll turn the call over to Mike for some specifics on the Qsymia launch.

Michael Miller  - VIVUS Inc - CCO

Thank you Leland, and good afternoon everyone.

As Leland mentioned, we continue to see positive trends in the prescription growth, and gain traction with patients, providers, and payers. The launch has not been without challenges, but we are working hard to address each and every one. The challenges include the REMS mail-order-only certified pharmacy network. This has been both an access and prescribing burden issue. We believe that certified retail pharmacy access will significantly help this issue, and once we attain that, providers will be able to simply send their patients to certified retail pharmacies with prescriptions, or they can call them in, in a traditional manner. Patients will be able to fill prescriptions for Qsymia consistent with the manner in which their other prescriptions are filled, without delay or lapses in treatment.

The second factor:  the patient’s out-of-pocket cost for Qsymia due to lack of reimbursement. This situation is improving with our announced ESI agreement and progress with other payers. We have a full slate of payer and employer meetings scheduled throughout 2013 to establish our presence, build our credibility with our substantial pharmacoeconomic evidence, and further our coverage success. We believe that our pharmacoeconomic models will help managed care embrace medical obesity treatment and Qsymia. Further, our Get Started Free Trial program has helped mitigate the out-of-pocket burden for many patients, and has driven trial and adoption, and more programs will be announced in the future to expand this effort even further. Lastly, medical obesity is a new and undeveloped treatment category, and there remains a hesitancy to treat among some healthcare providers because of the history of weight loss medications and the lack of understanding about medical obesity treatment. VIVUS will continue its CME, peer-to-peer, and other educational efforts that have already resulted in a growing Qsymia prescriber base. We are committed to supporting medical education and to our ongoing presence in medical congresses and societal meetings in 2013, with a target of educating in excess of 20,000 healthcare providers.

Now for an update on Qsymia prescriptions. For the four weeks ending January 18, 2013, total Qsymia prescriptions dispensed were approximately 13,000. This four-week period included the holidays, and was understandably flat versus the previous period ending December 21, 2012. For the four weeks ending February 15, 2013, total Qsymia dispensed prescriptions were 17,400, which represented a 34% increase versus the previous period ended January 18. Since launch, the total dispensed Qsymia prescriptions through February 15, 2013 were over 57,000.

The next launch metric is the number of prescribers. Through February 15, we have expanded the prescriber base to almost 12,000 providers, which represents a 56% growth from the four-week period ending December 21st. We continue to add to this prescriber base through call activities by our representatives, peer-to-peer programs, and other healthcare professional targeted efforts.

The last key metric is unique Qsymia patients. Through February 15, Qsymia has been prescribed to over 27,000 unique patients. We often receive questions about persistence and refill rates. One of the unique features about our REMS is the ability to collect longitudinal data on each patient, which can actually be a better measure of persistence. While it’s still too easy to talk — too early to talk about persistence in the traditional sense, I can report from a snapshot of the four-week period ending February 15 that may offer some insight. Looking at Qsymia patients for the most recent four-week period ending February 15 who received a prescription, 44% of those patients had already been dispensed a Qsymia prescription in a previous time period. So these were existing patients.

We spoke earlier about the patient out-of-pocket costs and coverage as one of the challenges we experienced during the launch. In response to this, we initiated the Get Started Free Trial Offer, which has been a success in driving trial with Qsymia. Since the initiation of the program in November 2012, and through February of 2013, over 17,000 patients have participated in the program. In the most recent four-week period ending February 15, 2013, approximately one-third of all prescription activity is the Get Started Free drug, meaning that a large majority of the prescriptions are paid for.

In summary, our commercial efforts are having an impact. Prescriptions continue to increase as prescribers see the Qsymia clinical success with their patients.  We are pleased and encouraged with the support and enthusiasm provided by numerous Qsymia prescribers to the FDA in favor of our REMS modification and expansion to retail pharmacy. Reports in the field are very positive, and a number of patient success stories are starting to emerge as a result of emphasizing this trial. Direct-to-patient efforts are just now beginning to bear fruit, and we are planning for a DTC campaign subsequent to the retail pharmacy roll-out. Certified retail expansion will be a catalyst, but the results will not translate to scripts overnight. Implementation, retail pharmacy certification, and channel stocking will take a couple of months. However, it will be well worth the wait.

For an update on the progress on the regulatory front, I will now turn the call over the Peter.

Peter Tam  - VIVUS Inc - President

Thank you, Mike for the update on Qsymia launch. We recently received feedback from the FDA regarding our proposed REMS modification to allow select certified retail pharmacies to dispense Qsymia to patients. While there are many details to work through, we believe FDA is in agreement with the goal of broadening and expanding access to Qsymia to those certified retail pharmacies that are able to comply with the REMS requirements. As a reminder, while the amendment is designed to broaden the point of access from certified mail order to select certified retail pharmacies, the requirements and goals of the Qsymia REMS remain the same, and all of our pharmacies will require certification.

As part of the FDA review process, we are in ongoing communication with the Agency regarding the REMS modification request. We anticipate a final decision or agreement from the FDA regarding the modification request around April 2013. The potential for broadened distribution that provides greater access to Qsymia to patients presents an exciting opportunity to resolve a major challenge that has frustrated patients and providers since the launch of Qsymia. If approval for the modification is received in April, we will begin implementation with the target of the first Qsymia prescriptions being filled in retail by around midyear this year. We will begin building our certified retail pharmacy network by focusing on the high volume pharmacies by zip code, based on prescriber data that meet the immediate needs of Qsymia patients and prescribers.

The process to build the Qsymia certified network will require education and acknowledgement by the pharmacy to comply with the FDA-mandated REMS. Once certified, the retail pharmacy will be added to the network. Once added to the network, doctors can begin to refer their patients to the individual location and prescribe Qsymia in the customary manner. We will also work at the corporate level with our current pharmacy partners to assist with the implementation at the local level in the first phase. Subsequent phases will include more certified retail pharmacies to the network. If all goes as planned, we should begin to see the full benefit of the select certified retail access in the second half of 2013, and patients will be able to have their Qsymia prescription filled at their certified retail pharmacies, just as they would any medication.

Changing gears a bit, I would like to provide some details on the cardiovascular outcomes trial. We are currently finalizing the protocol for the Qsymia cardiovascular outcome study. The ACQLAIM study, spelled A-C-Q-L-A-I-M, as it will be know, will be a multi-national trial designed to examine the cardiovascular outcomes of patients treated with Qsymia compared to placebo. The trial is designed as superiority study, with a planned enrollment of approximately 16,000 patients. The primary endpoint will be a composite of non-fatal myocardial infarction, non-fatal stroke, and cardiovascular death. There will be pre-specified interim analyses conducted, and the results will be reviewed by an Independent Data Safety Mnitoring Board to assess non-inferiority, superiority, and utility, also known as the probability of achieving the primary efficacy endpoint. These interim analyses may therefore inform and guide decisions on patient enrollment, thus the total cost of the study may vary. Enrollment is expected to begin in the fourth quarter of 2013. As an initial estimate, the cost of the study could range from $180 million to $250 million. The study costs through 2015 are expected to be approximately $100 million, with $10-$15 million in 2013.

I will now turn the call over to Tim to discuss the financial results and STENDRA partnering activities.

Tim Morris  - VIVUS Inc - SVP Finance & CFO

Thank you Peter. In the fourth quarter 2012, we recognized net product revenues of $2 million from the sale of Qsymia. The net loss for the period was $56.7 million, or $0.56 per share, as compared to a net loss of $11.5 million, or $0.13 per share, in the fourth quarter of 2011. The increase in net loss is attributable to increased SG&A expenses related to the commercialization activities for Qsymia. For the entire year 2012, our net loss was $139.9 million, or $1.42 per share, as compared to a net loss last year of $46.1 million, or $0.55 per share. The increase, again, is primarily due to the same factors cited for the fourth quarter of 2012. For more information on the financial results, I refer you to the press release and the 10-K filings.

On guidance, we’ve received several requests for revenue guidance. It is still early in the launch of Qsymia, and at this point it is difficult to accurately predict future revenues. As such, we expect future revenues to fluctuate period to period. We also believe that the REMS modification request, if granted, will have a significant impact on revenues, but only after implementation.

For STENDRA, on February 21, 2012, the Company entered into an amendment with Mitsubishi Tanabe Pharmaceutical Corporation. The amendment included, among other things, an extension of the launch date to December 31, 2013. We have made significant progress in our partnering discussions, and this amendment should facilitate the partnering process in the United States and in the remainder of our territories.

We have also made excellent progress on the transfer of the supply chain. We have identified the API division of a global pharmaceutical company that can become the contract manufacturer, or CMO, for avanafil. We are currently negotiating a Technology Transfer Agreement, which will serve as the basis for a commercial supply agreement. The identification of this CMO is a critical step in establishing a high quality, reliable supply chain. With the amendment from MTCP and the identification of the CMO, we can now accelerate our licensing negotiations with potential partners.

Outside of the US, SPEDRA, as it is known — we have requested and have been granted a 30-day extension to respond to the CHMP’s 180-day list of outstanding issues. We anticipate a decision from the EMA on the SPEDRA application in the second quarter of 2011(1).

I will now turn the call back to Leland for some closing remarks.

Leland Wilson  - VIVUS Inc - CEO

Thank you, Tim.

In summary, we are continuing our efforts to expand our thought-leader prescriber base, now with almost 12,000 physicians prescribing and more than 57,000 prescriptions having been written since the start of the launch. We are working closely with the FDA and continue to believe that we will gain approval to expand to retail by the middle of April.

Although the launch has not been without its challenges, we are making excellent progress in overcoming these challenges. In the end, we know that we have a well-tolerated, highly effective product, and because of that, we are confident that a large and successful market will develop.

With that, I’ll now open the call up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from the line of Cory Kasimov with JP Morgan. Your line is open.

Cory Kasimov  - JPMorgan Chase & Co. - Analyst

Hey, good afternoon, guys. Thanks for taking the questions. A couple of them for you. First. I want to ask about to REMS modification. Appreciate the feedback that you gave us, but I’m just wondering if there’s anything else, anything more granular you can say about the FDA feedback so that investors can understand your confidence in the ongoing review process? Is there any issue that the FDA is harping on that makes this a risk, or is there anything else you can tell us there? Thanks. Then I have a follow-up.

Peter Tam  - VIVUS Inc - President

Cory, it’s Peter. Yes, we remain very confident that we’ll be able to get this REMS modification across the goal line. A lot of details will need to be implemented, and we’re working through those details with FDA. Certainly, we believe that they are doable, but again, we’re still in the process of working out those details with FDA. But as we’ve articulated previously, we are confident in our goals with FDA are aligned.

(1)  2011 should  be 2013.

Cory Kasimov  - JPMorgan Chase & Co. - Analyst

Okay. And then my follow-up question, just trying to get a better understanding of the dynamics of the Qsymia Get Started program — So when you have 17,000 patients, I believe you said, that go on the program and get the low dose for free, when they get that, they are at the same time paying for the four-week mid-dose script, too? Is that accurate?

Michael Miller  - VIVUS Inc - CCO

Hi, Cory. This is Mike. That is not the case every time. What I would say is that about 70% of those free trial offers result in a paid-for script for the recommended dose.

Cory Kasimov  - JPMorgan Chase & Co. - Analyst

So they go on there, it’s basically just a trial for two weeks, and if they like it, then they go on, and you’re seeing a 70% retention rate?

Michael Miller  - VIVUS Inc - CCO

Correct.

Cory Kasimov  - JPMorgan Chase & Co. - Analyst

That’s a fair way to look at it? Okay. All right, that’s helpful. Thank you.

Operator

Our next question comes from the line of Steve Byrne with Bank of America. Your line is open.

Steve Byrne  - BofA Merrill Lynch - Analyst

Tim, I was hoping you can give a little outlook on SG&A spending. Was the $50 million in the quarter a reasonable run rate, and would you expect that to accelerate in the second half if you move into a DTC campaign?

Tim Morris  - VIVUS Inc - SVP Finance & CFO

Yes, hi, Steve. Again, we haven’t given any guidance on expenses, but I would remind that you we are in the launch mode here, so we would expect this spending to be fairly heavy in the fourth quarter.

Steve Byrne  - BofA Merrill Lynch - Analyst

And can you comment on the abandonment rate post the implementation of Get Started?

Michael Miller  - VIVUS Inc - CCO

Sure. The most recent abandonment rate that we have, based on our tools in the pharmacy, it was 22% post the free trial offer of program implementation.

Steve Byrne  - BofA Merrill Lynch - Analyst

Just one last one, for you, Mike. Can you provide any comments on any other PBMs that you are engaged in active negotiations with, with respect to formulary access?

Michael Miller  - VIVUS Inc - CCO

We are engaged with a number of them. I can’t say until it’s contracted, unfortunately.

Steve Byrne  - BofA Merrill Lynch - Analyst

Okay. Thank you.

Operator

Our next question comes from the line of Marko Kozul with Leerink Swann. Your line is open.

Marko Kozul  - Leerink Swann - Analyst

Good afternoon. Thanks for taking the question. I want to ask if you could maybe explain to us the process of negotiating reimbursements, starting with the Qsymia WAC pricing and ending with the Express Scripts Tier 3, $50 to $60 per month out-of-pocket co-pay?

Michael Miller  - VIVUS Inc - CCO

And specifically, I’m just trying to understand, in other words, how the negotiation goes on, or how the —

Marko Kozul  - Leerink Swann - Analyst

Yes, essentially, the negotiation and the process. How do you go from a WAC pricing to the final deal terms, and should we expect additional PBMs, possibly in the [unintelligible]?

Michael Miller  - VIVUS Inc - CCO

We actually engage a PBM very much on a clinical level, by going through what we call the P&T committee. It’s a pretty extensive clinical review. Once we get the medical and clinical support for the plan, we then engage on the business side. We have — with a Tier 3 placement, and the kind of co-pays that we have been seeing, we do not have to come to — it’s not a long, exhaustive process to come to terms by any means. So we are very pleased with the way the negotiations have gone.

Marko Kozul  - Leerink Swann - Analyst

Maybe a quick follow-up. How do you think about future further sampling or couponing in terms of drawing in more patients to Qsymia therapy? In other words, what are some of the key factors or drivers that you might think about in this decision?

Michael Miller  - VIVUS Inc - CCO

Well, as I said, the out-of-pocket costs are always going to be an issue for this market, and we believe that driving trial is absolutely paramount to our success, because the drug works so well in patients. So we will continue the type of offer that we already have in place, and we will certainly explore other types of offers that we think will motivate patients to try Qsymia. And these programs appeal to both patients and providers.

Marko Kozul  - Leerink Swann - Analyst

Terrific. Thanks for taking the questions.

Operator

Our next question comes from the line of Lee Kalowski with Credit Suisse. Your line is open.

Lee Kalowski  - Credit Suisse - Analyst

Thank you. Appreciate the opportunity to ask a question. I was hoping to ask one commercial and one financial. On the commercial side, can you give us a little bit of clarity on what the average selling price is of a Qsymia prescription that is paid for by a third party?

Michael Miller  - VIVUS Inc - CCO

Sure. Well, you are asking would the patient would pay for a covered script?

Lee Kalowski  - Credit Suisse - Analyst

Well, the average selling price.

Michael Miller  - VIVUS Inc - CCO

Right. So that’s what a patient would pay. So that would be a co-pay, and that’s about $60.

Lee Kalowski  - Credit Suisse - Analyst

Okay. Then is there anything additional from the third party, or is the $60 it?

Michael Miller  - VIVUS Inc - CCO

No.  The $60 is what the patient pays.

Lee Kalowski  - Credit Suisse - Analyst

Okay. On the financial side, Tim. I was hoping you could give us a little bit of clarity. I know you’re not giving guidance, but just following up on a previous question.  It sounded like you said there might have been some launch expenses in Q4 in SG&A. Again, just a follow-up, do you expect some of that to continue through ‘13, or some of that to come out? And then is $50 million a good sort of baseline run rate as we think about 2013? And similarly for R&D, do we think about the seventy-seven fifty, give or take, plus layering on top of that the $10-$15 million that you talked about?

Tim Morris  - VIVUS Inc - SVP Finance & CFO

Yes, hi. I guess a couple of things. I mean, we are still in launch mode, but again, we haven’t given any specific guidance for all those details for 2013. I think the other thing that we did say, just to try to put in perspective the potential spending for the CVOT, so we did talk about $10-$15 million, particularly in the — once we start enrollment, so would be most likely in the fourth quarter of 2013.

Lee Kalowski  - Credit Suisse - Analyst

Okay. Thanks.

Operator

Our next question comes from the line of Thomas Wei with Jeffreys. Your line is open.

Thomas Wei  - Jefferies & Company - Analyst

Thanks. I just wanted to get a little bit better of an understanding of how to interpret all of these script numbers. So the 70% thing that you actually mentioned about the conversion from the free prescriptions to the paid prescriptions was very helpful, but could you give us a sense of what your estimate is right now of the overall discontinuation rate? Like how many patients who have initiated therapy that you have enough longitudinal data on have ended up dropping off?

Michael Miller  - VIVUS Inc - CCO

This is Mike, and to be honest with you, we really don’t have enough of that data yet for persistence. It takes a couple of months to get that data. That said, I’m pleased, as I said, the number of patients in the most recent four-week period that are existing, meaning patients who have filled a script in a previous time period, is a significant amount. So we are pleased with the return business that we are seeing.

Thomas Wei  - Jefferies & Company - Analyst

And you had mentioned the, I guess, the 44% were patients who were returning from a prior time point. Was that correct?

Michael Miller  - VIVUS Inc - CCO

That is correct. That had filled a script in a prior time period.

Thomas Wei  - Jefferies & Company - Analyst

And then you had also mentioned that a third were getting their first prescription during that same time period? I guess I just wanted to understand where the rest of the prescriptions are.

Michael Miller  - VIVUS Inc - CCO

Sure. So for the four-week period ending 2/15, 44% of the patients during that time were existing and 56% of the patients were new.

Thomas Wei  - Jefferies & Company - Analyst

Oh I see, and then a third actually got a sample. So it’s about 33% got a sample, and 20%-some actually paid for the first prescription? That’s the reconciliation?

Michael Miller  - VIVUS Inc - CCO

70% paid for the recommended dose. Does that make sense?

Thomas Wei  - Jefferies & Company - Analyst

I think I’m confused, but I can take it the offline. I don’t want to let my confusion hold up the call here. And then maybe one other thing that I’m getting confused about — Do you have how many patients actually do get both of the first and the second prescription at once versus just a solo first prescription?

Michael Miller  - VIVUS Inc - CCO

I don’t that in front of me. I would say that the majority of patients fill their scripts at the same time. So I would say that more than half fill at that time same time. Just to be clear again, on the FTOs, just to make sure that we’re really clear on that, so of the prescriptions in the period ending 2/15, right, one-third of those prescriptions were FTO prescriptions, okay? And in our analysis, about 70% of all FTO prescriptions, meaning free goods, result in a recommended dose paid-for prescription in a following time period.

Thomas Wei  - Jefferies & Company - Analyst

Okay. That’s very helpful. Thanks very much.

Operator

Our next question comes from the line of Alan Carr with Needham & Company. Your line is open.

Alan Carr  - Needham & Company - Analyst

Thanks for taking my questions. Couple of them here. One of them is can you give us an update on the size of the sales force now, and where you expect to go with that later this year? How much scale-up in terms of commercial infrastructure as, I guess, in conjunction with the DTC campaign that you’re planning later this year? And then another one is, can you give us an update on your estimate of number of lives covered, both with Express Scripts and beyond that?

Michael Miller  - VIVUS Inc - CCO

Right now, as far as — I’ll take the second question first. On ESI, according to ESI, about two-thirds of all ESI members have access to Qsymia on a national formulary, Tier 3, at $50, $60 co-pay. So we’re pleased with it. So up to 26 million. In addition to ESI, we have had other coverage wins that we’re pleased with. And on the representatives, we have 150 representatives in the field at present.  And I think that was all the questions you had.

Alan Carr  - Needham & Company - Analyst

The growth in the sales force this year.

Michael Miller  - VIVUS Inc - CCO

Yes. We have not given any guidance on that. Again, we’re looking at the retail expansion, we’re looking at DTC later on this year, and at some point we would look to or reach further into primary care, but at this time we’re not commenting on how we would do that.

Alan Carr  - Needham & Company - Analyst

Okay. I guess one last one, then. Can you give us a sense of percent of the prescriber base that’s primary care now? Has that continued to grow?

Michael Miller  - VIVUS Inc - CCO

Sure. It’s about 61% of all the scripts are written by primary care.

Alan Carr  - Needham & Company - Analyst

Okay. Thanks very much.

Michael Miller  - VIVUS Inc - CCO

Sure.

Operator

Our next question comes from the line of Yatan Suneja with Cowen and Company. Your line is open.

Simos  - Cowen and Company - Analyst

Hi. It’s Simos actually from Cowen. In terms of the REMS program change that might happen in April, can you walk us through what a pharmacy has to do in order to become a certified retail pharmacy? And also, can you give us a rough estimate of what percent of retail pharmacies are certified in a metropolitan area? Is it, for example, 10%, 50%, 80%? Thank you.

Michael Miller  - VIVUS Inc - CCO

Sure. This is Mike. On the retail certification, we’re looking at this in a phased approach. We would initially go with the retail locations of our current partners, and I think you’re familiar with who they are — CVS, Walgreens, and Wal-Mart. We would begin initially with those. And then in subsequentwaves, go further and further out to more and more retail.

The retail certification process is really a pretty simple one. It’s one that the pharmacy understands the REMS and agrees to distribute the product, along with the proper materials to the patient, that they agree not to sell it or resell the drug, and attest to that. And that’s really it. So we have kept that fairly straightforward.

Simos  - Cowen and Company - Analyst

So, I mean, it’s hard to predict, but this is not a very — doesn’t seem to be very cumbersome process. So you could envision a situation where a majority of retail pharmacies, CVS, Walgreens, or any chain that’s participating is able to carry Qsymia, iIs that a fair assumption?

Michael Miller  - VIVUS Inc - CCO

Yes. I mean, anyone that complies with the REMS would be able to be certified. We would work with, as I said, those partners that we are already in place with initially, and we could look at ways of certifying a number of those in one fashion, rather than do each individuals. So we look forward to rolling this out.

H Simos  - Cowen and Company - Analyst

A question for Tim. Tim, from the $2 million in net product revenue reported this quarter, is there a way to help us get to a gross number somehow? In last quarter you had talked about it, roughly 22% discount you were offering. Is there a way to help us understand the type of discounts you’re offering? I know it gets grouped together with Get Started, but what would be a good way to think about a gross revenue number for the scripts in Q4?

Tim Morris  - VIVUS Inc - SVP Finance & CFO

Yes. I wouldn’t change what I had previously said, although I would remind you that there probably are some start-up costs that were in 2012 results that would be considered some one-time costs that we’re amortizing. So there wouldn’t be a function necessarily of volume in the scripts.

H Simos  - Cowen and Company - Analyst

Okay. Final question for Lee. Lee, there’s been, in the third quarter, and now in the fourth quarter actually, some of your largest shareholders have voiced their dissent with the marketing strategy. Any plans to change and go with a large pharma partnership, or are you still planning to continue with the current sales force?

Leland Wilson  - VIVUS Inc - CEO

Well, okay. First thing I’d say is that we listen very closely to all of our shareholders, and respect their opinions, and are trying to drive the best decisions that we possibly can for all of our shareholders. The second one is that the work at hand right now is the expansion of the REMS. Once the REMS is expanded, that opens up the opportunities for us to a number of options to expand our footprint with primary care physicians. So we are going to be discussing ways to expand our footprint when we have the REMS expansion in hand with various companies, and I would prefer just to wait to see how those discussions go in order to define exactly what the deal structure will be like at that time. But clearly, I think you understand that there’s a number of options there.

H Simos  - Cowen and Company - Analyst

Okay, great. Thank you for taking the questions.

Operator

Our next question comes from the line of Jonathan Aschoff with Brean Capital. Your line is open.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Thank you. Regarding the terms with Express Scripts, how does it work to prove post-phentermine? Can you take just one phentermine pill, or must you prove you’ve taken more in order to get the discount for Qysmia?

Leland Wilson  - VIVUS Inc - CEO

He’s asking prior approval.

Michael Miller  - VIVUS Inc - CCO

On the prior approval, it’s the acknowledgement by a physician that the patient has tried phentermine at some point in the past, also tried diet or exercise. Once the provider checks that, the PA is complete, the prior authorization is complete, and the drug is reimbursed.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

What’s with the absence of Qsymia on January 10 and February 7 for the ESI Rx formulary? If you go look it up, it says it’s not there.

Michael Miller  - VIVUS Inc - CCO

On the national formulary, Qsymia should be on there. It’s definitely on national formulary.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Yes, it’s funny, because it hasn’t been for those two dates of it being updated, February 7th was — .

Michael Miller  - VIVUS Inc - CCO

Yes, okay. We can check this. We have a signed agreement in place. But I can verify that. But we are, at the time, we are seeing reimbursement by ESI at the levels I’ve told you. In fact, through the ESI pharmacy, we see very, very high levels of reimbursement

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Would the average reimbursement be in that $50 to $60 range that Express Scripts provides because the overwhelming majority of people who actually pay for a script have that benefit?

Michael Miller  - VIVUS Inc - CCO

The average — the average — the average co-pay is $50 to $60.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Right. And that could be driven by the only people who pay for a prescription are those people who have that benefit. So it’s limited to wherever Express Scripts has a reach.

Michael Miller  - VIVUS Inc - CCO

That is correct. That is the average co-pay for a prescription that is covered by any payer. The average is $50 to $60.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Okay. Earlier this year, I remember hearing that you were wondering what to do with Get Started. Are you going to continue Get Started, do you think?  Have you given much thought to keeping it, abolishing it, expanding it?

Michael Miller  - VIVUS Inc - CCO

We have it in place right now, and as I said. we would consider other programs or other enhancements as we go forward.

Jonathan Aschoff  - Brean Murray, Carret & Co. - Analyst

Okay, thanks.

Operator

Our final question comes from the line of Jason Butler with JMP Securities. Your line is open.

Jason Butler  - JMP Securities - Analyst

Hi, guys. Thanks for squeezing me in. Just a quick one on the existing patients in the weeks ending February 15. Of the 44%, can you give us a sense of what proportion were doses other than — were higher than the recommended mid-dose?

Michael Miller  - VIVUS Inc - CCO

Patients on higher than recommend?  I would say that based on the make-up of the two, we have — I mean, the existing patients, almost 100% of them, are on the recommended dose or higher. Very few go to higher. So I would say that the overwhelming 44% during that time period is the recommended dose. The 56% of new patients are almost always at starting dose.

Jason Butler  - JMP Securities - Analyst

Great, thanks. Then just a couple quick questions for Peter on the outcomes study. Just first of all, have you spoken to European regulators about the design of the trial yet?

Peter Tam  - VIVUS Inc - President

We’re obviously looking at various options. We haven’t commented on the next steps with regard to European regulators. We will provide that as we move forward, but right now, no decision has been made in terms of next steps.

Jason Butler  - JMP Securities - Analyst

Okay. Then in terms of the endpoints and the interims, are you going to still include a secondary endpoint of progression to type II diabetes, and will any of the interim analysis include a non-inferiority assessment?

Peter Tam  - VIVUS Inc - President

Yes, the plan is that we would always look at non-inferiority first, and then look at superiority. There are several secondary endpoints, as you would imagine. It’s not just about the composite endpoint of non-fatal MI, non-fatal stroke and cardiovascular death. There are numerous benefits associated with this degree of weight loss that we can capture with Qsymia. So you can imagine all the secondary endpoints that would allow us to provide publications going forward. So it’s going to be a fun study.

Jason Butler  - JMP Securities - Analyst

Great. Thanks a lot for taking the questions.

Operator

This concludes today’s question-and-answer session. I would like to turn the call back over to Leland Wilson for closing remarks.

Leland Wilson  - VIVUS Inc - CEO

All right, thanks everybody. I just want to remind everybody — it’s not something that I don’t think you understand, but I want to reinforce that there are two real key keys to this market. One is reimbursement, and we’re working diligently to achieve that, and you can look forward to some significant progress hopefully in the not too distant future on that in addition to what we’ve announced with ESI. So we’re making progress there. Actually, I think we’re ahead of where a lot of people predicted we would be with reimbursement at this point. The second one is I think you all understand how critical the REMS expansion is to us. This is — the challenge with doctors and with patients being able to fill a prescription today has been considerable, to say the least. And so we believe that once we get the REMS expansion, that will allow physicians to write a prescription with less burden on them and less burden on the patient. I think it will have an impact on prescribing.

The second point is, is that it also is enabling to allow us to go out to activate the consumer. And I think all of you know that have heard me, that I believe strongly that the consumer is a key part of the promotional mix in this marketplace. Activating the consumer to ask for this product I think will be ultimately be a very powerful tool. So we’re very anxious to get to that part. So we have a number of things here just in the next couple of months that are going to be huge in our business model, clearly the REMS expansion and reimbursement. So we’re very favorably disposed at this point to achieving both of those goals, having excellent results for both of those goals. So we’ll see that in the very near future.

With that, I want to say thanks to everybody for the support, and anybody has any additional questions, please give us a call. Thanks a lot.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone have a great day.